Exhibit 99.1

Monar International Inc. enters into binding agreement to acquire
Integrated Clinical Care Corp. (ICC)

ICC’s is the #1 rated Electronic Health Record system, in its market and has been chosen for the third consecutive year by the Association of Clinical Oncology to participate in its oncology labs at their its
Chicago Annual Meeting.

HONG KONG--(BUSINESS WIRE)-- Monar International Inc. “Monar” (OTC.BB:MNAI) announced today that it has entered into a  binding agreement with the shareholders of Integrated Clinical Care Corporation (“ICC”) to acquire 100% of the shares of ICC,  a privately held Nevada corporation with offices in New York and Montreal, Canada.  Monar will issue restricted shares to acquire the shares of ICC.   ICC has exclusive, unlimited, perpetual and worldwide rights to a complete Health Care IT system developed at a cost of some $50 Million over a 10-year period.

ICC was recently chosen for the third consecutive year by the American Society of Clinical Oncology (ASCO) Electronic Health Records (EHR) Lab, held June 4-6 at the 2011 ASCO Annual Meeting in Chicago, IL.  ASCO is the world's leading professional organization representing physicians who care for cancer patients.  ICC is a leading provider of Electronic Health Record (EHR) technology and is rated #1 by independent organizations.

Mellissa Haemeeling, CEO of ICC states: “Our Agreement with Monar is a very important step forward for ICC. We expect it to give ICC access to more capital enabling us to accelerate our projected growth. We have developed a leading EHR system and are initiating a comprehensive marketing approach. We are presently adding highly experienced staff to our executive team and will soon publish additional news of our progress. ICC brings a superior product to the Healthcare Industry at a time when governments, healthcare providers and practitioners all recognize the need for a complete suite of Health Information Technology .“

Robert Clarke, President and CEO of Monar stated: “ICC represents an ideal candidate to create value for Monar stakeholders. We believe ICC meets these needs in the healthcare industry and is an exciting new opportunity for Monar.”

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Monar International Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ from those contained in the forward-looking statements.

Contact:

Monar International Inc.	Capital Situation Inc.
Robert Clarke	Nada Guirguis
President and CEO	Investor Relations
phone: 852-9738-1945	phone: 514-402-2538
ir@monarinc.com	nada@capitalsituation.com